CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 28, 2026, relating to the financial statements and financial highlights of The Frontier Economic Fund and U.S. Diversified Real Estate ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the period ended February 28, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
June 23, 2026